Exhibit 99.1


            Praxair Increases Dividend 25% and Splits Stock

    DANBURY, Conn.--(BUSINESS WIRE)--Oct. 29, 2003--The board of directors of Praxair (NYSE:PX) has declared a two-for-one split of the company's common stock, in the form of a stock dividend. As a result of the stock split, shareholders will receive an additional common share for every share held on the December 5, 2003 record date. These shares will be distributed on December 15, 2003.
    The board of directors also declared a 25% increase in its dividend payout. In the fourth quarter of 2003, the quarterly cash dividend will be increased to 27 cents per share (on a pre-split basis). This dividend will be payable on December 15, 2003, to shareholders of record on December 5, 2003.
    The dividend increase reflects the substantial improvement in operating cash flow achieved by Praxair's business over the last several years, along with the strengthening of the company's balance sheet and credit rating.
    "We believe that investors should share directly in the improved operating performance and liquidity of their company through a greater dividend payout," said Dennis H. Reilley, chairman and chief executive officer. Praxair has increased its dividend each year for the past 10 years in conjunction with earnings growth. This is the second increase in 2003, and raises the overall payout ratio.

    Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2002 sales of $5.1 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

    CONTACT: Praxair Inc., Danbury
             Susan Szita Gore (media), 203-837-2311
             susan_szita-gore@praxair.com
                 or
             Elizabeth Hirsch (investors), 203-837-2354 liz_hirsch@praxair.com